Exhibit 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-1/A, Amendment No. 3, for GSP-2, Inc. of our report dated March 30, 2012, relating to the consolidated balance sheets of GSP-2, Inc. and Subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for the years ended December 31, 2011 and 2010. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
New York, New York
June 25, 2012